EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Huttig Building Products, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-92495, 333-75610, 333-131090, 333-145151, 333-164518, and 333-179596 on Form S-8 of Huttig Building Products, Inc. (the Company) of our report dated March 2, 2017, with respect to the consolidated balance sheets of Huttig Building Products, Inc. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of the Company.

Our report dated March 2, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states the Company acquired the assets of BenBilt during the year ended December 31, 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, BenBilt’s internal control over financial reporting associated with total assets representing 8.6 percent of consolidated assets, and total net sales representing 3.2 percent of consolidated net sales, included in the consolidated financial statements of Huttig Building Products, Inc. and subsidiary as of and for the year ended December 31, 2016.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of BenBilt.

/s/ KPMG LLP

St. Louis, Missouri
March 2, 2017